Exhibit 10.22.5

February 10, 2020
TriplePoint Capital LLC
Attn: Sajal Srivastava, President
2755 Sand Hill Road Suite 150
Menlo Park, CA 94025
legal@triplepointcapital.com
Re:    Plain English Warrant Agreement, dated as of December 2, 2011, by and between Transphorm, Inc. and TriplePoint Capital LLC, as amended by that certain letter amendment, dated as of May 20, 2015, by and between Transphorm, Inc. and TriplePoint Capital LLC (the “Warrant”)
Dear TriplePoint Capital LLC:
We are pleased to announce that Transphorm, Inc., a Delaware corporation (“Transphorm”) intends to enter into an Agreement and Plan of Merger and Reorganization, by and among Transphorm, Peninsula Acquisition Corporation (“Parent”) and Peninsula Acquisition Sub, Inc. (“Merger Sub”, and such agreement, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Transphorm, with Transphorm continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the ““Merger”), whereby the stockholders of Transphorm will receive shares of common stock of Parent (“Parent Common Stock”) in exchange for their capital stock of Transphorm. In connection with the Merger, Transphorm will change its name to “Transphorm Technology, Inc.” and Parent will change its name to Transphorm, Inc.
The Warrant currently provides that, until the greater of (i) 7 years from the Effective Date (as such term is defined in the Warrant) or (ii) 5 years from the effective date of Transphorm’s initial public offering, TriplePoint Capital LLC (“TriplePoint”) is entitled to purchase 40,651 shares of common stock of Transphorm (“Transphorm Common Stock”), at an exercise price of $4.51 per share
This letter is being delivered to TriplePoint to officially notify TriplePoint of the Merger, and to advise TriplePoint that (i) in connection with the Merger, the Warrant will be assumed by Parent, amended as set forth below and converted into a warrant (the “Amended Warrant”) to purchase a number of shares of Parent Common Stock equal to the number of shares of Transphorm Common Stock subject to the Warrant immediately prior to the Merger (i.e., 40,651) , multiplied by the conversion ratio applicable to shares of Transphorm Common Stock as specified in the Merger Agreement (with the resulting number rounded down to the nearest whole share), and (ii) the per share exercise price of the Amended Warrant will be equal to the exercise price of the Warrant immediately prior to the Merger (i.e., $4.51) divided by the conversion ratio applicable to shares of Transphorm Common Stock as specified in the Merger Agreement (with the resulting exercise price rounded up to the nearest whole cent).
By signing below, TriplePoint hereby acknowledges and agrees, contingent and effective upon the consummation of the Merger, that, notwithstanding anything to the contrary contained in the Warrant, the Warrant shall be exercisable for 3,369 shares of Parent Common Stock and the Warrant shall be amended as follows:

1.
Where the Warrant currently references “Number of Shares 32,912, subject to adjustment per the terms of this Warrant Agreement” on the first page of the Warrant, such language shall hereby be replaced by “Number of Shares 3,369, subject to adjustment per the terms of this Warrant Agreement”.

2.
Where the Warrant currently references “Price Per Share $4.51, subject to adjustment per the terms of this Warrant Agreement” on the first page of the Warrant, such language shall hereby be replaced by “Price Per Share $54.41, subject to adjustment per the terms of this Warrant Agreement”.

3.	Section 1 of the Warrant is amended as follows:

a.	The definition of “Exercise Price” is hereby amended and restated in its entirety to read: ““Exercise Price” means $54.41.”

b.	The definition of “Next Round” is hereby deleted in its entirety.

c.	The definition of “Warrant Stock” is hereby amended and restated in its entirety to read: ““Warrant Stock” means the common stock of Peninsula Acquisition Corporation, a Delaware corporation.”

3.
The third-to-last paragraph of Section 3 of the Warrant is hereby amended and replaced in its entirety to read as follows: “During the term of this Warrant Agreement, You will at all times from and after the Effective Date have authorized and reserved a sufficient number of shares of Warrant Stock to provide for the exercise of our rights to purchase Warrant Stock.”

4.
Section 9 of the Warrant is amended by adding the following sentence at the end of the paragraph: “Notwithstanding anything herein to the contrary, nothing herein will obligate You to provide Us with any financial or other information at a time when doing so would cause You to violate SEC Regulation FD or any similar laws absent your timely advance publication or public filing of such information.”.

For purposes of clarity, all references to “Your Common Stock” and “Warrant Stock” in the Warrant will, immediately following the consummation of the Merger, refer to Parent Common Stock. Additionally, TriplePoint hereby waives any notice or consent provisions in the Warrant not complied with hereunder in connection with the Merger. Except as expressly modified by the terms of this letter agreement, the Warrant shall remain in full force and effect in accordance with its terms.
Please indicate TriplePoint’s consent and acknowledgement by signing two copies of this letter, returning one copy by email to Justin Lu as justin.lu@wsgr.com, with the original signed copy to follow by mail by February 12, 2020 to Wilson Sonsini Goodrich & Rosati, Attn: Arjun Adusumilli, 650 Page Mill Road, Palo Alto, CA 94304. Please keep the other signed copy for your records. If the Merger is not completed, this consent and acknowledgement will be of no effect.
We are extremely excited about the contemplated Merger and the opportunity to continue our relationship with you following completion of the Merger. Should you have any questions regarding this notice, please contact me at (805) 456-1300 or cmcaulay@transphormusa.com. Thank you for your cooperation in this matter.

Very truly yours,

/s/ Cameron McAulay
Transphorm, Inc
Name: Cameron McAulay
Title: Chief Financial Officer

On behalf of TriplePoint, I have read the foregoing, understand it, and by signing below, acknowledge and agree to the foregoing consent, affirmation and waiver.

TRIPLEPOINT CAPITAL LLC

By:	/s/ Sajal Srivastava
Name:	Sajal Srivastava
Title:	President
Dated:	February 7, 2020

[Signature Page to Warrant Amendment (TriplePoint 2011)]